Exhibit 4.13

THIS NOTE IS A DEPOSITORY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF, THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE WILL BE A DEPOSITORY SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

ALLIANT TECHSYSTEMS INC.

No. 1	$400,000,000

6 ¾% Senior Subordinated Note due 2016

CUSIP No. 018804 AL 8

ISIN No. US018804AL88

ALLIANT TECHSYSTEMS INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS on April 1, 2016.

Interest Rate:  6.750%

Interest Payment Dates:  April 1 and October 1.

Record Dates:  March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ALLIANT TECHSYSTEMS INC.

	by	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Senior Vice President, General Counsel and
Secretary

	by	/s/ Robert J. McReavy
Name: Robert J. McReavy
Title: Vice President and Treasurer

Dated: March 15, 2006

This is one of the Securities of the Series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

	by	/s/ D.G. Donovan
Authorized Signatory

REVERSE OF SECURITY

6 ¾% Senior Subordinated Note due 2016

1.                                       Interest

ALLIANT TECHSYSTEMS INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on April 1 and October 1 of each year, commencing October 1, 2006. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from March 15, 2006 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.                                       Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Depository Security (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company will make all payments in respect of a certificated Security (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof.

3.                                       Paying Agent and Registrar

Initially, THE BANK OF NEW YORK TRUST COMPANY, N.A., a United States banking corporation (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Restricted Subsidiaries may act as Paying Agent or Registrar.

4.                                       Indenture

The Company issued the Notes under an Indenture dated as of March 15, 2006 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of March 15, 2006 (the “First Supplemental Indenture”, as amended and supplemented by the

First Supplemental Indenture, being referred to herein as the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior subordinated unsecured obligations of the Company limited initially to $400,000,000 aggregate principal amount, which amount may be increased at the option of the Company if it determines to reopen the Series of Securities of which this Note is a part and sell additional Securities (subject to Section 2.01 of the First Supplemental Indenture). The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and make Asset Dispositions. The Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest, if any, on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior subordinated basis pursuant to the terms of the Indenture.

5.                                       Optional Redemption

(a)                                  Except as set forth in the following paragraph, the Notes shall not be redeemable at the option of the Company prior to April 1, 2011. Thereafter, the Notes shall be redeemable at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

YEAR	REDEMPTION PRICE
2011	103.375%
2012	102.250%
2013	101.125%
2014 and thereafter	100.000%

(b)                                 In addition, prior to April 1, 2009, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Qualified Equity Offerings by the Company, at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering and otherwise in accordance with the procedures set forth in the Indenture.

(c)                                  At any time prior to April 1, 2011, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption.

6.                                       Sinking Fund

The Notes are not subject to any sinking fund.

7.                                       Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Notes may be redeemed in part in whole multiples or $1,000 or any whole multiple of $1,000. If notice of redemption has been given, the Notes or portions of Notes specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption, and on and after said date (unless the Company shall default in the payment of such Notes at the redemption price, together with interest accrued to said date) interest on the Notes or portions of Notes so called for redemption shall cease to accrue.

8.                                       Repurchase of Notes at the Option of Holders Upon Change of Control and Asset Dispositions

Upon a Change of Control, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture; provided, however, the Company shall not be obligated to purchase the Notes upon a Change of Control in the event that it has optionally redeemed all the Notes.

In accordance with Section 3.09 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

9.                                       Subordination

The Notes and Subsidiary Guarantees are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes and Subsidiary Guarantees may be paid. The Company and each Subsidiary Guarantor agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

10.                                 Denominations; Transfer; Exchange

The Notes are in fully registered form, without coupons, in denominations of $1,000 and any whole multiple of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any outstanding Notes selected for redemption or purchase or to transfer or exchange any outstanding Note for a period of 15 days prior to the mailing of a notice of redemption or purchase of Notes to be redeemed or purchased or within 15 days of an interest payment date.

11.                                 Persons Deemed Owners

The registered Holder of this Note will be treated as the owner of it for all purposes.

12.                                 Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13.                                 Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.                                 Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture to (i) convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Notes; (ii) evidence the succession of another Person to the Company, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company or any Subsidiary Guarantor under the Indenture; (iii) add to the covenants of the Company and the Subsidiary Guarantors such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes; (iv) cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of the Notes; (v) evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one trustee pursuant to the requirements of the Indenture; (vi) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code); (vii) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor (or any Representative thereof) under such subordination provisions; (viii) add additional Guarantees with respect to the Notes and release any Subsidiary Guarantor in accordance with the provision of the Indenture; (ix) provide for the issuance of Additional Notes; (x) conform the text of the Indenture or the Notes to any provision of Description of Notes; or (xi) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

15.                                 Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. However, if any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

No Holder of any Note shall have any right, by virtue or by availing of any provision of the Indenture, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise with respect to the Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy under the Indenture, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof and the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Indenture and shall have offered to the Trustee security or indemnity reasonably satisfactory to it as it may require, against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by Holders of a majority in principal amount of the Notes then Outstanding. No one or more Holders of Notes shall have any right in any manner whatever, by virtue or by availing of any provision of the Indenture, to affect, disturb or prejudice the rights of any other such Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal, ratable and common benefit of all Holders of the Notes.

16.                                 Trustee Dealings With the Company

Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.                                 No Recourse Against Others

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any Note shall be had against any incorporator as such or against any past, present or future shareholder, employee, officer or director of the Company, any Subsidiary Guarantor or of any successor, either directly or through the Company, any Subsidiary Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

18.                                 Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) signs (manually or by facsimile) the certificate of authentication on the other side of this Note.

19.                                 Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.                                 Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.                                 CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY HOLDER OF NOTES UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE HOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS SECURITY.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                               agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note. Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

IF YOU WANT TO ELECT TO HAVE THIS NOTE PURCHASED BY THE COMPANY PURSUANT TO SECTION 3.09 (ASSET DISPOSITION) OR 3.11 (CHANGE OF CONTROL) OF THE INDENTURE, CHECK THE BOX:

ASSET DISPOSITION |_| CHANGE OF CONTROL |_|

IF YOU WANT TO ELECT TO HAVE ONLY PART OF THIS NOTE PURCHASED BY THE COMPANY PURSUANT TO SECTION 3.09 OR 3.11 OF THE INDENTURE, STATE THE AMOUNT ($1,000 OR AN INTEGRAL MULTIPLE THEREOF):

$

DATE:	YOUR SIGNATURE:

(SIGN EXACTLY AS YOUR NAME APPEARS ON THE OTHER SIDE OF THE NOTE)

SIGNATURE GUARANTEE:

SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Depository Security for certificated Securities or a part of another Depository Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Depository Security	Amount of increase in principal amount of this Depository Security	Principal amount of this Depository Security following such decrease (or increase)	Signature of authorized officer of Trustee